                                 Exhibit 23 (i)

                     Legal Opinion of Helliwell, Melrose & DeWolf, P.A.,

                        HELLIWELL, MELROSE & DEWOLF, P.A.
                                ATTORNEYS AT LAW
                       NINTH FLOOR - 1401 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
Telephone (305) 373-7571

                                CABLE HEGIV/MIAMI
                                  TELEX 51-9422

March 5, 1982



Maxim Series Fund, Inc.
Great West Plaza
1675 Broadway
Denver, CO 80202

File:   9802-201

Gentlemen:

We have acted as counsel to the Maxim Series Fund, Inc. ("Fund") in connection with its organization under the laws of the State of Maryland. Based upon our review of the documentation comprising the Fund's organizational records, the minutes of directors meetings held by the Fund and review of such other documents as we have deemed necessary, our opinion is as follows:

1. The Corporation is a corporation incorporated, validly existing and in good standing under the laws of the State of Maryland;

2. The shares of the Fund's common stock which are the subject of its N-1 Registration Statement (Reg. No. 2-73879) will, when issued pursuant to the terms of its Articles of Incorporation, and the Registration Statement referred to above, be duly issued, fully paid and non-assessable.

We here by consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our name under the caption Legal Counsel, in the prospectus which is a part thereof.

Sincerely,

/s/ James F. Jorden

James F. Jorden
For the Firm